Exhibit 10.18

Eastern Virginia Bankshares, Inc.

Base Salaries for Executive Officers

As of March 1, 2017

The current base salaries for the executive officers of Eastern Virginia Bankshares, Inc. (the “Company”) are as follows:

Joe A. Shearin President and Chief Executive Officer of the Company and EVB	$424,200

J. Adam Sothen Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of EVB	$193,785

James S. Thomas Executive Vice President and Chief Credit Officer of EVB	$177,353

Douglas R. Taylor Executive Vice President and Chief Risk Officer of EVB	$156,827

Ann-Cabell Williams Executive Vice President and Chief Channel Distribution Officer of EVB	$156,827

Bruce T. Brockwell Executive Vice President and Chief Banking Officer of EVB	$167,592

Mark C. Hanna Executive Vice President and Regional Executive of EVB	$234,090

Dianna B. Emery Executive Vice President and Chief Operations Officer of EVB	$156,097